Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cardinal Financial Corporation and Subsidiaries:

We consent to the use of our reports dated March 14, 2011, with respect to the consolidated statements of financial condition of Cardinal Financial Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference in the registration statement on Form S-8.

KPMG LLP

McLean, Virginia

May 18, 2011